Exhibit 1

                             FOR IMMEDIATE RELEASE

 DYNEGY ENTERS INTO AGREEMENT TO BE ACQUIRED BY ICAHN ENTERPRISES LP FOR $5.50
                               PER SHARE IN CASH

  OPEN STRATEGIC ALTERNATIVES PROCESS TO CONTINUE IN ORDER TO SOLICIT SUPERIOR
                             ALTERNATIVE PROPOSALS

HOUSTON, DECEMBER 15, 2010 - Dynegy Inc. (NYSE: DYN) today announced that its Board of Directors has unanimously approved a definitive agreement to be acquired by Icahn Enterprises LP (NYSE: IEP) in a tender offer followed by a merger for $5.50 per share in cash, or approximately $665 million in the aggregate. Dynegy has approximately $3.95 billion of outstanding debt, net of cash.

Under the terms of the agreement, Dynegy stockholders will receive $5.50 in cash for each outstanding share of Dynegy common stock they own, which is $0.50 per share or 10% higher than the previous offer and represents a 10% premium to Dynegy's average closing stock price over the last 30 trading days. In connection with today's announcement, it is expected that a wholly owned subsidiary of IEP will commence a tender offer for all of the outstanding shares of Dynegy that they do not already own no later than December 22, 2010. IEP and its affiliates own approximately 9.9% of Dynegy's outstanding shares and have previously acquired options to purchase approximately 5% of Dynegy's outstanding shares. IEP has also agreed that, in certain circumstances, if a "superior" all cash offer is made and supported by Dynegy, and IEP does not wish to top the "superior" offer, it will support it.

OPEN STRATEGIC ALTERNATIVES PROCESS
-----------------------------------
Under the terms of the merger agreement, Dynegy will continue its ongoing open strategic alternatives process, during which Dynegy will solicit superior proposals until 11:59 p.m. (Eastern Time) on January 24, 2011. Prior to the execution of the merger agreement, Dynegy's financial advisors had already commenced soliciting interest from a significant number of strategic and financial buyers, and other interested third parties are invited to contact Dynegy's financial advisors. It is not anticipated that any developments will be disclosed with regard to this process unless Dynegy's Board of Directors makes a decision with respect to any potential superior proposal. There are no guarantees that this process will result in a superior proposal. The Special Committee of Dynegy's Board will continue to oversee the open strategic alternatives process.

Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc., said, "We believe the IEP offer, coupled with our continued ability to solicit superior proposals and the commitment of IEP to support a company accepted all cash offer for 100% of the Company, is a very positive outcome for all Dynegy stockholders."

Carl C. Icahn stated: "All stockholders should benefit from the auction process which has now begun at a price which is 10% higher than the last bid."

CLOSING CONDITIONS
------------------
Completion of the transaction is conditioned on, among other things, satisfaction of the minimum tender condition that at the close of the tender offer, IEP and its affiliates own at least 50% of Dynegy's shares and receipt of regulatory approvals. Following receipt of the minimum condition, a merger will be effected so that a subsidiary of IEP will be merged into Dynegy and holders of Dynegy's outstanding common stock will receive $5.50 per share, subject to appraisal rights. In the event the minimum condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of stockholder approval. If no superior proposal is received during the open strategic alternatives process and the tender offer is successfully completed, Dynegy expects the transaction to close in the first quarter of 2011.

ADVISORS
--------
Goldman, Sachs & Co. and Greenhill & Co., LLC are serving as financial advisors and Sullivan & Cromwell LLP is serving as legal counsel to Dynegy.

ABOUT DYNEGY INC.
-----------------
Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,100 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.


ABOUT ICAHN ENTERPRISES L.P.
----------------------------
Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in seven primary business segments:
Investment Management, Automotive, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
---------------------------------------------------------
This press release contain statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward looking statements." Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy's filings with the Securities and Exchange Commission (the "SEC"). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled "Risk Factors" in its most recent Form 10-K and subsequent reports on Form 10-Q, the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in its definitive proxy statement filed with the SEC on October 4, 2010 and the section entitled "Forward-Looking Statements" in its preliminary consent revocation statement filed with the SEC on November 26, 2010. In addition to the risks and uncertainties set forth in Dynegy's SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) the timing and anticipated benefits to be achieved through Dynegy's 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of Dynegy's strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy's stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) expectations regarding Dynegy's revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiii) Dynegy's focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xiv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xv) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; (xvi) (xvii) uncertainties associated with the consent solicitation (the "Seneca Capital Solicitation") engaged in by Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch ("Seneca Capital") and (xvi) uncertainties associated with the proposed acquisition of Dynegy by [Icahn Enterprises Holding, LP] (the "Transaction"), including uncertainties relating to the anticipated timing of filings and approvals relating to the Transaction, the outcome of legal proceedings that may be instituted against Dynegy and/or others relating to the Transaction, the expected timing of completion of the Transaction, the satisfaction of the conditions to the consummation of the Transaction and the ability to complete the Transaction. Any or all of Dynegy's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy's control.

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our railcar operations, including the highly cyclical nature of the railcar industry; risks related to our food packaging activities, including the cost of raw materials and fluctuations in selling prices; risks related to our scrap metals activities, including potential environmental exposure and volume fluctuations; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

NOTICE TO INVESTORS
-------------------
The tender offer for the outstanding shares of common stock of Dynegy Inc. (the "Company") referred to in this report has not yet commenced. The solicitation and the offer to buy shares of the Company common stock will be made pursuant to an offer to purchase and related materials that IEH Merger Sub LLC, ("Offeror"), an indirectly wholly owned subsidiary of Icahn Enterprises L.P., intends to file with the Securities and Exchange Commission (the "SEC"). At the time the offer is commenced, the Offeror will file a tender offer statement on Schedule TO with the SEC, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by the Offeror. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy's website, http://www.dynegy.com.


ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
------------------------------------------------------------

In connection with the potential merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company's stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. The Company's stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from the Company's website, http://www.dynegy.com.


PARTICIPANTS IN THE SOLICITATION
--------------------------------
Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy's stockholders with respect to the Merger. Information about Dynegy's directors and executive officers and their ownership of Dynegy's common stock is set forth in the proxy statement for Dynegy's 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company's stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.


CONTACT:

Media:                                         Analysts:
David Byford, 713-767-5800                     Laura Hrehor, 713-507-6466

Joele Frank / James Golden / Matthew Cuneo
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Or
Icahn Enterprises L.P.
Dominick Ragone, Chief Financial Officer
(646) 861-7500